UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.               )

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

OSI RESTAURANT PARTNERS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE FOLLOWING LETTER HAS BEEN MAILED TO SHAREHOLDERS IN CONNECTION WITH THE PROPOSED MERGER:

OSI Restaurant Partners, Inc.

                        April 26, 2007

Dear OSI Stockholder:

We want to remind you that we are holding a very important special meeting of stockholders on May 8, 2007. At this meeting, stockholders are being asked to vote on and approve the proposed acquisition of OSI Restaurant Partners, Inc. by an investor group comprised of investment funds affiliated with Bain Capital Partners LLC and Catterton Management Company LLC, which are private equity firms, and expected to include the company’s founders and certain members of senior management. As detailed in the proxy statement previously mailed to you, if the merger is approved, OSI stockholders will be entitled to receive $40.00 in cash for each share they own.

A SPECIAL COMMITTEE COMPRISED OF ALL OF OUR INDEPENDENT DIRECTORS UNANIMOUSLY DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF ALL STOCKHOLDERS AND RECOMMENDS THAT ALL STOCKHOLDERS VOTE FOR THE MERGER.

    Before voting, we urge you to consider the following:

•
Institutional Shareholder Services (“ISS”), a leading independent proxy advisory firm, recommends that OSI’s stockholders vote FOR the proposed merger. The ISS report stated in part: “Based on a reasonable premium and valuation multiples, lack of interest from competing bidders and a normal arbitrage spread for the company’s stock price, we believe that the current offer represents a more favorable alternative for shareholders.”

•
The Special Committee concluded that $40.00 would result in greater value to OSI’s stockholders than the other alternatives it and the Board considered, including pursuing management’s current business plan, monetizing individual or multiple restaurant concepts or undertaking a leveraged recapitalization.

•
The proposed merger consideration of $40.00 per share represents: a 23% premium over the closing price of shares of OSI common stock on November 3, 2006, the last trading day prior to announcement of the merger; a premium of approximately 19.7% over the average closing price of shares of OSI common stock over a 30-day period; and a premium of approximately 26.5% over the average closing price of shares of OSI common stock over a 90-day period.

•
Wachovia Securities and Piper Jaffray, financial advisors to the Special Committee, concluded that the $40.00 per share merger consideration was fair from a financial point of view to the holders of such shares (other than the company’s founders and certain members of senior management participating in the investor group).

•
The merger agreement allowed OSI to solicit alternative acquisition offers for 50 days following the public announcement of the merger agreement. During this period, the company’s representatives had contact with 18 potential purchasers, none of whom indicated that they would be interested in making a proposal to acquire OSI at a price in excess of $40.00 per share.

Based on these and other factors, the Special Committee and your Board believe that the merger is advisable and in the best interests of OSI stockholders and recommends that you vote “FOR” the Agreement and Plan of Merger being put before OSI stockholders.

YOUR VOTE IS IMPORTANT
NO MATTER HOW MANY SHARES YOU OWN

    Under Delaware law, approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares entitled to vote at the special meeting. In addition, the merger agreement requires that this approval be obtained without consideration as to the vote of any shares held by our founders and the members of management participating in the investor group. Accordingly your vote is very important. We encourage you to vote your shares today using the enclosed duplicate proxy card. You may also vote via phone or Internet by following the instructions printed on the enclosed proxy card. If you have any questions, please call MacKenzie Partners, Inc. at (800) 322-2885.

     Thank you in advance for voting promptly.

  Sincerely,

/s/ Thomas A. James                 /s/ Toby S. Wilt                     /s/ Chris T. Sullivan
Thomas A. James                  Toby S. Wilt             Chris T. Sullivan
Co-Chairman of the                Co-Chairman of the          Chairman of the
Special Committee                Special Committee                      Board

If you have any questions or require assistance in voting your shares, please contact MacKenzie Partners at the phone numbers or email address listed below.

MACKENZIE
PARTNERS, INC.
105 Madison Avenue
New York, NY 10016
proxy@mackenziepartners.com

Call Collect: (212) 929-5500
or
Toll Free: (800) 322-2885